As filed with the Securities and Exchange Commission on November 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0789977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1745 Technology Drive, Suite 200 San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

2013 Employee Stock Purchase Plan

(Full title of the plans)

Adam H. Tachner, Esq.

Vice President and General Counsel

1745 Technology Drive, Suite 200

San Jose, CA 95100

(Name and address agent for service)

(408) 501-2200

(Telephone number, including area code, of agent for service)

Copy to:

Allison Leopold Tilley, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $.001 par value per share	1,000,000	$9.57	$9,570,000.00	$963.70

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the 2013 Employee Stock Purchase Plan (“ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 13, 2015. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2015, filed with the Commission on May 28, 2015.

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 15, 2015.

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 28, 2015 and September 27, 2015, filed with the Commission on August 6, 2015 and October 29, 2015, respectively.

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-35269) as filed with the Commission on August 3, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the personal liability of its directors for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware, or the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that it is required to indemnify its directors, in each case to the fullest extent permitted by the DGCL. The Registrant’s bylaws also provide that it shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of the DGCL. The Registrant has entered into agreements to indemnify its directors and the Registrant expects to continue to enter into agreements to indemnify its directors. Prior to the closing of the Registrant’s initial public offering, it plans to amend and restate its indemnification agreements with its directors and to enter into similar agreements with each of its officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of the Registrant’s directors in any action or proceeding.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on the 17th day of November, 2015.

INVENSENSE, INC.

/s/ Behrooz Abdi
By:	Behrooz Abdi
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Behrooz Abdi and Mark Dentinger and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Behrooz Abdi Behrooz Abdi	Chief Executive Officer (Principal Executive Officer) and Director	November 17, 2015

/s/ Mark Dentinger Mark Dentinger	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2015

/s/ Amir Faintuch Amir Faintuch	Director	November 17, 2015

/s/ Usama Fayyad Usama Fayyad	Director	November 17, 2015

/s/ Emiko Higashi Emiko Higashi	Director	November 17, 2015

/s/ Jon Olson Jon Olson	Director	November 17, 2015

/s/ Amit Shah Amit Shah	Director	November 17, 2015

/s/ Eric Stang Eric Stang	Director	November 17, 2015

/s/ Yunbei “Ben” Yu, Ph.D. Yunbei “Ben” Yu, Ph.D.	Director	November 17, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).